Exhibit 99.1

For Immediate Release

AMRI Acquires Gadea Pharmaceutical Group

•	Strategically expands AMRI’s API portfolio through Crystal Pharma, positioning AMRI as a source of specialty and generic API
•	Establishes a European base for sales and operations and significantly increases AMRI’s presence in non-US markets
•	Immediately Accretive to non-GAAP diluted EPS
•	Gadea CEO Gerardo Gutiérrez joins AMRI Board of Directors
•	Conference Call Today at 8:30 am ET to Discuss Transaction

Albany, NY (July 16, 2015) – AMRI (NASDAQ: AMRI) today announced that it has acquired all the outstanding shares of Gadea Pharmaceutical Group, a privately-held company located in Valladolid, Spain, specializing in technically complex active pharmaceutical ingredients (APIs) and finished drug product. The purchase price was $174 million, including the issuance of 2.2 million shares of common stock to Gadea’s owners, valued at $43.8 million, with the balance paid in cash and through the assumption of existing debt.

“The acquisition of Gadea marks another milestone in our company’s path towards becoming the preeminent supplier of custom and complex drug development services and product to both the branded and generic pharmaceutical industry,” said William S. Marth, AMRI’s president and chief executive officer. “This mutually beneficial transaction presents an exciting opportunity for our two companies that builds upon our growth, adding a strong portfolio of complex API that will augment our existing capabilities and services, and new customer relationships that will extend our global reach.”

“Importantly, I am pleased to welcome Gerardo Gutiérrez, Gadea’s founder and chief executive officer, who has joined our Board of Directors. With more than 36 years of experience in the industry and nearly 25 years at Gadea, Gerardo has demonstrated a track record of success in innovation and management in specialty API and his continued guidance will be invaluable to our efforts going forward. Mr. Javier Gallo will be leading AMRI’s day to day operations in Spain in his new position as managing director, reporting to Mr. George Svokos, senior vice president, API and chief commercial officer.”

“For Gadea, this transaction will build on our company’s proud past and position it for a powerful future,” said Mr. Gutiérrez, CEO of Gadea. “Our capabilities in technically challenging API and diverse customer base are highly complementary to AMRI. With this combination, we achieve our goal of being a comprehensive provider of steroid API and gain access to the US market. I look forward to joining the AMRI Board and working together to achieve our common goals.”

Strategic Benefits of the Transaction

•	Gadea’s Crystal Pharma division significantly expands AMRI’s marketable API portfolio and squarely positions the company as a source of specialty and generic API.

Crystal’s API portfolio includes 22 active US Drug Master Files (DMFs), 17 EU Certificate of Suitability (COSs), 13 Japanese DMFs and 2 South Korean DMFs; with several APIs having filings in more than one of these areas. Additionally, Crystal brings sterile API capabilities which will complement AMRI’s sterile drug product business.

•	Gadea’s portfolio further extends AMRI’s API development and manufacturing capabilities in steroids and hormones, providing the company with a comprehensive steroid offering.

These API are uniquely complex and provide high barriers to entry. Gadea is also backward integrated to fermentation of certain steroidal and hormonal intermediates and further develops other families of non-steroidal final APIs.

•	Acquisition augments AMRI’s sterile drug product offerings with the addition of ophthalmic and parenteral suspension dosage forms and prefilled syringe and lyophilization capability.

Gadea and its customers will be able to leverage AMRI’s end-to-end sterile drug product services from pre-formulation to commercial filling of complex API.

•	Establishes a strong European base for sales and operations and significantly increases AMRI’s presence into non-US markets

Gadea brings a robust customer base and diverse revenue stream, with over 400 customers selling into 70 countries. With approximately 80% of revenue in non-US markets, Gadea provides many new markets for AMRI. AMRI will be able to leverage its strength in the U.S. markets with the addition of Gadea’s offerings.

Gadea, based in Valladolid, Spain, just north of Madrid, operates a highly regarded API and finished dose development and manufacturing business with 2014 revenue of approximately $83 million and 2014 adjusted EBITDA of approximately $17 million. Gadea is expected to continue to operate independently within AMRI’s API segment. On a stand-alone basis, Gadea’s forecasted full year 2015 revenue is estimated to be between $80 million and $90 million, with adjusted EBITDA of between $18 million and $20 million, implying a purchase price multiple of approximately 9 times 2015 adjusted EBITDA at the midpoint of the range. Adjusted EBITDA excludes any deal related costs or purchase accounting impacts. The transaction is expected to be immediately accretive to AMRI’s non-GAAP diluted earnings per share, with nominal synergies. AMRI intends to provide an update to its 2015 financial guidance in mid-September 2015.

Transaction Details and Financing
The transaction was signed and closed simultaneously. AMRI financed the transaction through the issuance of 2.2 million shares ($43.8 million of value) of AMRI common stock, the assumption of $33.2 million of net debt, and $97.0 million cash consideration. AMRI has secured $230 million of new Senior Secured Credit Facilities from Barclays, a portion of which were used to fund the cash portion of the transaction, repay AMRI’s $75 million revolving credit facility and pay transaction related fees and expenses. For details regarding the transaction and the financing, please refer to the Form 8-K filed today with the Securities & Exchange Commission. Barclays acted as financial advisor to AMRI in the transaction and is the arranger for the debt, which will be syndicated. Gomez-Acebo & Pombo Abogados, S.L.P. and Goodwin Procter LLP acted as AMRI’s legal advisors.

The 2.2 million shares of AMRI common stock (the “Shares”) issued in connection with the transaction were offered and sold outside the United States to an eligible investor pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares in any jurisdiction in which such offer or solicitation would be unlawful.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as EBITDA, which is adjusted to exclude, among other things, the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the company's performance, especially when comparing such results to prior periods or forecasts. Non-GAAP results also allow investors to compare the company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. It is not feasible to provide reconciliation to the most comparable projected U.S. GAAP measure because the excluded items are difficult to predict and estimate and are primarily dependent on future events.

Conference Call and Webcast
AMRI will hold a conference call at 8:30 a.m. ET on July 16, 2015 to discuss the transaction. The conference call can be accessed by dialing (866) 208-5728 (domestic calls) or (224) 633-1279 (international calls) at 8:20 a.m. ET and entering passcode 85754326. A live webcast with slides will also be available and can be accessed on the company’s website at www.amriglobal.com. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at http://ir.amriglobal.com.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API) and Drug Product Manufacturing. Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API Manufacturing supports the chemical development and cGMP manufacture of complex API, including potent, controlled substances, biologics, peptides, steroids and cytotoxic compounds. Drug Product Manufacturing supports drug product development through commercial scale production of complex liquid-filled and lyophilized parenteral formulations. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

About Gadea Pharmaceutical Group
Gadea is a Spanish group of affiliated companies dedicated to the technical development and production of API and finished drug forms. Gadea’s Crystal Pharma business unit, is recognized as a leader in large scale commercial API production, specializing in steroids, high potency hormones and sterile steroids (by filtration).

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the acquisition of Gadea, the projected revenue and non-GAAP EBITDA of Gadea, the potential synergies associated with the transaction, the potential impact on AMRI’s operations and financial results, and statements made by the company’s chief executive officer and by Gadea’s founder and chief executive officer. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the ability of the company to effectively integrate the Gadea businesses; possible negative impacts to the revenue expected to be received by the Gadea businesses; trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and chemical research and development, including softness in these markets; the termination of the royalties received by the Company under the the Allegra® license agreement, based on the expiration in 2015 of the patents underlying the license; the success of the sales of other products for which the company receives royalties; the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the company’s ability to enforce its intellectual property and technology rights; the company’s ability to obtain financing sufficient to meet its business needs; the company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; the company’s ability to effectively maintain compliance with applicable FDA and DEA regulations; the company’s ability to integrate past or future acquisitions, and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission on March 16, 2015, and the company's other SEC filings. Revenue, adjusted EBITDA and other financial guidance offered by senior management today with respect to 2015 represent a point-in-time estimate and are based on information as of July 15, 2015. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Contacts:

Investors: Patty Eisenhaur, AMRI Investor Relations, 518-512-2936
Media: Gina Rothe, AMRI Communications, 518-512-2512